Exhibit 2.4

THIRD AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment to Agreement and Plan of Merger is entered into as of the 28th day of December, 2012 (this “Amendment”), by and among PERMIAN MUD SERVICE, INC., a Texas corporation (the “Company”), ECOLAB INC., a Delaware corporation (“Parent”), OFC TECHNOLOGIES CORP., a Texas corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and John W. Johnson, Steven J. Lindley and J. Loren Ross, solely in their capacity as the Representatives. The Company, Parent, Merger Subsidiary and the Representatives are collectively referred to as the “Parties.”

Recitals:

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of October 11, 2012, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated November 28, 2012, and that certain Second Amendment to Agreement and Plan of Merger, dated November 30, 2012 (as amended, the “Agreement”);

WHEREAS, Parent and the Company have entered into a timing agreement with the United States Department of Justice extending the expiration of the waiting period for its review of the Merger under the HSR Act from December 28, 2012 to February 28, 2013, and, as of the date of this Amendment, the Parties do not believe that the United States Department of Justice will allow the Merger to close prior to December 31, 2012;

WHEREAS, the Company, in light of the anticipated delay in closing of the Merger, desires to (1) proceed with the Restructuring on or prior to December 31, 2012, and (2) pay a dividend of up to $175,000,000 in the aggregate to its shareholders on or prior to December 31, 2012; and

WHEREAS, the Parties have agreed and now desire to further amend and modify the Agreement to, among other matters, (i) allow the Company to effect the Restructuring on or prior to December 31, 2012, (ii) allow the Company to pay a cash dividend to its shareholders on or prior to December 31, 2012, in an aggregate amount up to $125,000,000 and to incur indebtedness to fund such dividend, (iii) allow the Company to distribute promissory notes of the Company, in the aggregate amount up to $50,000,000, as a dividend to its shareholders on or prior to December 31, 2012, and (iv) confirm the obligations of Parent with respect to the Incremental Tax Burden (which could possibly arise as a result of a closing after December 31, 2012) contained in Section 11.5 of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and or other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                      Recitals; Definitions. The recitals set forth above are true and correct and are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

2.                                      Amendments. The Agreement is hereby amended as follows:

(a)                                 The following additional and new definitions will be added to Section 1.1 as follows:

“Dividend Notes” shall have the meaning set forth in Section 4.1.

“Original Disbursement Amount” shall have the meaning set forth in Section 11.5(b).

(b)                                 Section 2.6(a) of the Agreement shall be and hereby is amended in its entirety to read as follows:

“(a) Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.50 per share, of the Surviving Corporation, so that, after the Effective Time, Parent or a wholly owned Subsidiary of Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.”

(c)                                  The second sentence of Section 2.9(b)(iii) of the Agreement shall be and hereby is amended in its entirety to read as follows:

“For purposes hereof, the Escrowed Stock Consideration and any stock dividends paid on the Escrowed Stock Consideration prior to the Escrow Termination Date and any cash amounts substituted for Escrowed Stock Consideration prior to the Escrow Termination Date shall be referred to as the “Escrow Fund” and held by the Escrow Agent until the Escrow Termination Date, unless earlier disbursed in accordance with Section 2.9(b)(iv).”

(d)                                 Section 4.1 of the Agreement is hereby amended to include a new paragraph at the end of such Section, which reads as follows:

“Notwithstanding the foregoing, Parent acknowledges and agrees that the Company is authorized to, on or prior to December 31, 2012, (i) effect the Restructuring in accordance with Section 6.5(a), (ii) pay a cash dividend to the Stockholders of up to $125,000,000 and to borrow up to $150,000,000 in additional funds under the Loan Agreement listed as item 3 of Section 1.1(f) of the Company Disclosure Schedule to fund such dividend, and (iii) distribute unsecured subordinated promissory notes of the Company, in the aggregate amount up to $50,000,000 and in the form attached as Exhibit I (collectively, the “Dividend Notes”), as a dividend to its shareholders. For the avoidance of doubt, the parties agree that any (A) funds borrowed pursuant to the authorization granted in clause (ii) of the preceding sentence not included in the Debt Pay-Off Amount and the indebtedness represented by the Dividend Notes, in each case to the extent not fully repaid prior to or at Closing, together with all accrued and unpaid interest thereon and penalties or payments required to be paid in connection with the prepayment thereof, and (B) declared but unpaid dividends, shall constitute Debt for purposes of this Agreement and shall be reflected as such in the Closing Balance Sheet and the Final Balance Sheet. Promptly after the distribution of the Dividend Notes, the Company shall deliver to Parent true, correct and complete copies of the Dividend Notes, and the Dividend Notes shall not be amended without the prior written consent of Parent.”

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(e)                                  The first sentence of Section 6.8(b) of the Agreement is hereby amended to add the words “prior to January 15, 2013” in between the words “Additionally,” and “the Company shall”.

(f)                                   Section 8.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“8.1           Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., not later than three Business Days after termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act, at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, unless another date, time or place is mutually agreed to in writing by Parent and the Company. If any of the conditions set forth in Article VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second (2nd) Business Day after the conditions set forth in Article VII have been so satisfied or waived and the Termination Date).”

(g)                                  Section 11.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)             Parent agrees to and will pay to the Representative (on behalf of the Stockholders) 50% of the incremental tax burden imposed on such Stockholders (the “Incremental Tax Burden”) in connection with this transaction, as a result of post-December 31 increases in applicable gains or investment taxes, including increases in capital gains rates and Health Care Act-related increases, which become effective after December 31, 2012. The Incremental Tax Burden applicable to each Stockholder shall be calculated as the increased tax rates multiplied by the value of the Closing Cash Consideration, Closing Stock Consideration and Escrowed Stock Consideration, as adjusted by the terms of the Agreement, received by such Stockholder pursuant to or in consideration of the Merger. Such payments, if required, will be paid on or before January 31, 2014, based on tax rates for 2013 as in effect on January 1, 2014. Parent’s aggregate payment obligation under this Section 11.5(b) shall be capped at $100,000,000. For purposes of the calculating the Incremental Tax Burden, the value of the Escrowed Stock Consideration shall be deemed to equal the Escrow Amount; provided, that, to the extent Parent receives a disbursement from the Escrow Fund pursuant to Section 10.6(c) to satisfy Damages (such amount of Damages is the “Original Disbursement Amount”), the amount of Damages for which Parent is entitled to receive disbursement from the Escrow Fund pursuant Section 10.6(c) shall be increased by an amount necessary to reimburse Parent for payments under this Section 11.5(b) associated with the portion of the Escrow Fund disbursed as the Original Disbursement Amount; provided in no event will such reimbursement payments be in an amount, in the aggregate, in excess of the Incremental Tax Burden payments received by such Stockholder from Parent with respect to the Escrowed Stock Consideration.”

(h)                                 A new Section 6.16 will be added to the Agreement which reads as follows:

“6.16    Annual Bonus Payment. On or prior to December 31, 2012, the Company shall pay bonuses attributable to 2012 performance in the aggregate amount of approximately

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$12,000,000 to employees under the Permian Mud Service, Inc. Annual Bonus Plan. Parent hereby consents to such payment for purposes of Section 4.1 of this Agreement.”

(i)                                     The first sentence of Section 10.6 of the Agreement shall be and hereby is amended in its entirety to read as follows:

“Each Notice of Claim given by an Indemnitee, other than with respect to Third-Party Claims resolved in accordance with Section 10.5, shall be resolved as follows:”

(j)                                    Section 11.18(b) of the Agreement shall be and hereby is amended in its entirety to read as follows:

“(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Harris County and the defense of an inconvenient forum to the maintenance of such claim in any such court.”

(k)                                 “Exhibit I” to the Merger Agreement is hereby added in the form of Annex A attached hereto.

3.                                      References. All references to the Agreement in any document, instrument, agreement, or writing delivered pursuant to the Agreement (as amended hereby) shall hereafter be deemed to refer to the Agreement as amended hereby.

4.                                      Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile transmission shall be deemed an original signature hereto.

5.                                      Ratification. The terms and conditions of the Agreement, as amended hereby, are hereby ratified, confirmed and approved in their entirety by the Parties, shall continue in full force and effect and are enforceable in accordance therewith.

6.                                      Miscellaneous Provisions. The provisions of Article XI of the Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first above written.

COMPANY:

PERMIAN MUD SERVICE, INC.

By:	/s/ Steven J. Lindley
Name:	Steven J. Lindley
Title:	President

PARENT:

ECOLAB INC.

By:	/s/ Douglas M. Baker
Name:	Douglas M. Baker
Title:	Chairman and Chief Executive Officer

MERGER SUBSIDIARY:

OFC TECHNOLOGIES CORP.

By:	/s/ Douglas M. Baker
Name:	Douglas M. Baker
Title:	Chief Executive Officer

REPRESENTATIVES:

/s/ John W. Johnson
John W. Johnson, as a Representative

/s/ Steven J. Lindley
Steven J. Lindley, as a Representative

/s/ J. Loren Ross
J. Loren Ross, as a Representative

[Third Amendment to Agreement and Plan of Merger]

Annex A

SUBORDINATED PROMISSORY NOTE

$ «Principal_Amount»	December 28, 2012

FOR VALUE RECEIVED, the undersigned, PERMIAN MUD SERVICE, INC. a Texas corporation (“Payor”), hereby promises to pay to the order of «PAYEE» (“Payee”), the principal sum of «Amount» ($«Principal_Amount») together with interest (computed on the basis of the actual number of days elapsed in a 365 or 366 day year, as the case may be) on the unpaid principal balance hereof at an interest rate equal to the Stated Rate (as defined below). As used herein, the term “Stated Rate” means six percent (6.0%) per annum.

1.                                      Dividend. This Subordinated Promissory Note (“Note”) has been issued by Payor to Payee as part of a dividend made on December 28, 2012 by Payor to its shareholders.

2.                                      Principal and Interest Payments. Subject to paragraph 6 below:

a)                                     Interest on the outstanding principal amount shall be payable at the Stated Rate semi-annually on June 30th and December 31st of each successive year with the first such interest payment being due on June 30, 2013.

b)                                     All principal and accrued but unpaid interest under this Note shall be payable on December 31, 2017.

c)                                      Once the Senior Debt (as hereinafter defined) has been Paid In Full (as hereinafter defined), Payor may prepay interest and/or principal, in whole or in part, at any time without penalty or premium. All prepayments shall be applied first to accrued and unpaid interest thereon and then the balance to principal.

d)                                     Payments of principal and interest on this Note shall be made to Payee at the address designated on the signature page hereof or such other place within the continental United States as shall hereafter be designated in writing by Payee to Payor.

e)                                      Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note. “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in Houston, Texas are authorized or required by law or other governmental action to close.

3.                                      Waivers. Payor waives any and all formalities in connection with this Note to the maximum extent allowed by law, including (but not limited to) demand, diligence, presentment for payment, protest and demand, notice of intent to accelerate, notice of acceleration, and notice of extension, dishonor, protest, demand and nonpayment of this Note.

4.                                      Binding Effect. This Note shall be binding upon Payor and its successors and assigns and shall inure to the benefit of Payee, and any subsequent Payee of this Note, and its successors and assigns.

5.                                      Conformance with Laws. It is the intention of the parties hereto that Payee shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to Payee under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to Payee notwithstanding the other provisions of this Note), then, in that event, notwithstanding anything to the contrary in this Note or any agreement entered into in connection with or as security for this Note, it is agreed that if the aggregate of all consideration which constitutes interest under law applicable to Payee that is contracted for, taken, reserved, charged or received by Payee under this Note or agreements or otherwise in connection herewith shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by Payee on the principal amount of this Note (or, to the extent that the principal amount of this Note shall have been or would thereby be paid in full, refunded by Payee to Payor).

6.                                      Subordination.

(a)  As used in this Note, the term “Senior Debt” means any and all debt and obligations of Payor or any of its subsidiaries (i) incurred or arising under (x) that certain Credit Agreement dated March 7, 2011, among Payor and Champion Technologies, Inc., as borrowers, Wells Fargo Bank, N.A., as administrative agent (“Administrative Agent”), and the financial institutions as lenders party thereto, as such agreement may be amended, restated, extended, increased, or renewed from time to time, or under any promissory notes issued in connection with such Credit Agreement, (y) that certain Credit Agreement dated March 7, 2011, between Champion Technologies, Inc., and Frost Bank, as such agreement may be amended, restated, extended, increased, or renewed from time to time, or under any promissory notes issued in connection therewith, (z) that certain Credit Agreement between Champion Technologies, Ltd., as borrower, Payor and Johnson & Lindley, Inc., as guarantors, and Bank of America, N.A., as lender, dated as of January 16, 2007, as amended by that certain Amendment Agreement to Credit Agreement dated as of January 14, 2008, as amended by that certain Second Amendment Agreement to Credit Agreement dated as of October 20, 2008, as amended by that certain Third Amendment Agreement to Credit Agreement dated as of March 30, 2009, as amended by that certain Fourth Amendment Agreement to Credit Agreement dated as of January 14, 2010, as amended by that certain Fifth Amendment Agreement to Credit Agreement dated as of December 16, 2010, as amended by that certain Sixth Amendment Agreement to Credit Agreement dated as of December 6, 2011, and (ii) for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation shall be senior in right of payment to this Note or Payor’s or its subsidiary’s subordinated indebtedness, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation shall not be senior in right of payment to this Note.

(b)  As used in this Note, the term “Paid In Full” means (i) the irrevocable payment in full in cash of all obligations (including but not limited to principal, interest, fees and expenses), (ii) cancellation of, or the entry into arrangements satisfactory to the Administrative Agent with respect to all letters of credit issued and outstanding under any of the Senior Debt, and (iii) the termination or expiration of all commitments to lend and all obligations to issue, extend or renew letters of credit.

(c)  This Note is an unsecured obligation of Payor, and subordinate and junior in right and time of payment to all amounts now or hereafter payable under the Senior Debt of Payor and its subsidiaries. All obligations of Payor to pay principal, interest, fees, costs, expenses and other amounts in respect of Senior Debt now or hereafter existing must be Paid In Full before any amount payable under this Note (“Junior Debt”) shall be payable. Notwithstanding the foregoing, so long as no event of default or event that, with notice, lapse of time or both, would constitute an event of default shall have occurred and be continuing under the Senior Debt, Payor will not be prohibited by the terms of this Paragraph 6 from paying scheduled interest payments when due under this Note or paying other amounts owing on this Note at its stated maturity.

(d)  In the event (each, an “Insolvency Event”) of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of Payor or its debt, whether voluntary or involuntary, in any bankruptcy, insolvency or similar case or proceeding under any federal or state bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Payor or otherwise, the holders of the Senior Debt shall be entitled to receive irrevocable payment in full of the Senior Debt before the holder of the Junior Debt is entitled to receive any payment of the Junior Debt. All payments and distributions upon or with respect to the Junior Debt which are received by any holder of Junior Debt contrary to the subordination provisions herein contained shall be received in trust for the benefit of the holders of Senior Debt.

(e)  Until the Senior Debt has been Paid In Full, Payee shall not (i) sue for or take or receive from or on behalf of Payor or any of its subsidiaries by set-off or the exercise of any other remedies the whole or any part of any monies which may now or hereafter be owing by Payor under this Note; (ii) reduce any claim to judgment or otherwise institute any suit or take or exercise any other right, remedy or action against Payor or any of its subsidiaries to pursue, enforce or collect all or any part of this Note; (iii) commence or join with any other creditor or creditors of Payor or any of it subsidiaries in commencing any Insolvency Event against Payor or any of its subsidiaries; or (iv) exercise any rights of setoff or recoupment.

(f)  Notwithstanding any other provision in this Note, the Junior Debt shall not be subordinated to any other indebtedness or other obligations of Payor other than the Senior Debt.

7.                                      Payment of Note in Cash or Assets. At maturity and subject to paragraph 6 hereof, this Note may be paid, in Payor’s discretion (a) in cash, (b) by delivery by Payor of limited liability company interests in Downstream RWS, LLC, a Texas limited liability company (“Downstream Business Company”) or (c) by delivery of a combination of cash and limited liability interests in Downstream Business Company. At the time of any such payment in limited liability company interests, the Downstream Business Company will hold all of the downstream specialty chemical business and related assets of Payor and its subsidiaries.

8.                                      Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

9.                                      Amendments and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Payor and Payee; provided that, until the Senior Debt has been Paid in Full (a) this Note shall remain unsecured and no collateral or guaranties may be given as security for this Note, (b) no provision of this Note shall be amended in a manner that would be adverse to the holders of Senior Debt, (c) the final maturity date of the obligations may not be amended to a date earlier than December 31, 2017, (d) the interest rate may not be increased above 6.0% per annum and (e) none of the subordination provisions in paragraph 6 or otherwise, nor this paragraph 9, shall be amended or modified in any manner without the prior written consent of the Administrative Agent. Any amendment or waiver effected in accordance with this paragraph 9 shall be binding upon Payor and Payee.

10.                               Headings. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Note and exhibits and schedules attached to this Note, all of which exhibits and schedules are incorporated in this Note by this reference.

11.                               Miscellaneous. Wherever used herein the words “Payor” and “Payee” shall be deemed to include their respective successors, permitted assigns, and permitted endorsees. Every provision hereof is intended to be severable. If any clause, phrase, provision or portion of this Note or the application thereof is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining clauses, phrases, provisions and portions of this Note shall not be affected or impaired thereby, but each such remaining clause, phrase, provision and portion shall be valid and be enforced to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, Payor has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

Payor:

Permian Mud Service, Inc.

	By:	/s/ Steven J. Lindley
		Name:	Steven J. Lindley
		Title:	President

Payee:

«PAYEE»

Payee’s Address for Payment:

«Street»
«City», «State» «ZIP»

Signature Page to Promissory Note